SEYMOUR PIERCE

The Board of Directors
Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
United States of America

14 September 2012

Dear Sirs,

Publication of the Offer Document for the offer by Titan International Inc. for the entire issued and to be issued share capital of Titan Europe plc

We refer to the Offer Document to be dated on or about 14 September 2012 and to the references in the Offer Document to Seymour Pierce Limited.

We hereby consent to the issue of the Offer Document, with the inclusion therein of our name in the form and context in which it is included.

Yours sincerely,

Mark Percy
Managing Director
for and on behalf
of Seymour Pierce Limited